Exhibit 23.1

May 25, 2012

Daybreak Oil and Gas, Inc.

601 W. Main Ave

Suite 1017

Spokane, WA  99201

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Lonquist & Co. LLC; and to references to Lonquist & Co. LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of March 1, 2012, in your Annual Report on Form 10-K for the year ended February 29, 2012 to be filed on or around May 25, 2012.

LONQUIST & CO., LLC

Texas Firm registration No. F-8952

AUSTIN, TEXAS

May 25, 2012

/s/ Don E. Charbula

Don E. Charbula, P.E.

Vice President